EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation

Direct Subsidiaries of Mobilepro Corp.
DFW Internet Services, Inc. (d/b/a Nationwide Internet)	Texas
NeoReach, Inc.	Delaware
CloseCall America, Inc.	Delaware
Affinity Telecom, Inc.	Delaware
Davel Acquisition Corp.	Delaware
Davel Communications, Inc. (subsidiary of Davel Acquisition Corp.)	Delaware
American Fiber Network, Inc.	Delaware
Kite Broadband, LLC (51% owned)	Mississippi
InReach Internet, Inc.	Delaware

Direct Subsidiaries of NeoReach, Inc.
NeoReach Wireless, Inc.	Delaware

Direct and Indirect Subsidiaries of Davel Communications, Inc.
Davel Financing Company, LLC	Delaware
Davel Communications Group, Inc.	Illinois
Communications Central, Inc.	Georgia
DavelTel, Inc.	Illinois
Davel Mexico, Ltd.	Illinois
Telaleasing Enterprises, Inc.	Illinois
T.R.C.A., Inc.	Illinois
Peoples Telephone Company, Inc.	New York
Telink, Inc. (subsidiary of Peoples Telephone Company)	Texas
PhoneTel Technologies, Inc.	Ohio
Davel de Mexico, S. de RL (subsidiary of Davel Mexico, Ltd.)	Mexico
Telefonos Publico (subsidiary of Davel Mexico, Ltd.)	Mexico

Subsidiaries of DFW Internet Services, Inc.
Internet Express, Inc. (d/b/a EXP Internet Services)	Texas
August.net Services, Inc.	Delaware
ShreveNet, Inc.	Delaware
Shrevetel, Inc.
Ticon.net, Inc.	Delaware
Clover Computer Corporation	Delaware
World Trade Network, Inc.	Delaware
The River Internet Access Co.	Delaware